                                                                    EXHIBIT 99.1

EVI WEATHERFORD ANNOUNCES SECOND QUARTER RESULTS

July 16, 1998, Houston, Texas - EVI Weatherford, Inc. (NYSE-EVI) today announced income from continuing operations, excluding one-time expenses and charges related to the merger with Weatherford Enterra, Inc., improved 38% to $63,109,000 or $.65 per diluted share for the quarter ended June 30, 1998. The Weatherford merger was completed on May 27, 1998 and was accounted for as a pooling of interests. In connection with the merger, EVI Weatherford recorded a charge of $120,000,000 before taxes ($78,000,000 or $.80 per diluted share after tax) for merger related costs and expenses. The current quarter results compare to income from continuing operations in the second quarter of 1997 of $45,741,000 or $.47 per diluted share. Total revenues from continuing operations increased by 19% to $530,833,000 for the second quarter of 1998 compared to $445,685,000 for the similar period last year. Operating income for the second quarter of 1998, excluding one-time Weatherford merger costs was $106,877,000, a 41% increase from the 1997 second quarter results of $75,705,000.

EVI Weatherford's Chairman and CEO, Bernard J. Duroc-Danner, commented, "Our financial performance in the quarter demonstrated the benefits of the expanded range of our product and service offerings, as well as the global reach and operating discipline of our new company. The impact of the current low oil price environment on land drilling in North America is being offset by continued strength in offshore and international markets and our ability to size our businesses quickly to changing activity levels elsewhere."

Income from continuing operations for the six months ended June 30, 1998, excluding one-time Weatherford merger costs, was $124,252,000 or $1.27 per diluted share on revenues of $1,104,293,000 compared to income from continuing operations of $83,644,000 or $.86 per diluted share on revenues of $908,252,000 for the six months ended June 30, 1997. Operating income for the six months ended June 30, 1998, excluding one-time Weatherford merger costs, was $217,477,000 versus $142,693,000 for the six months ended June 30, 1997.

COMPLETION AND OILFIELD SERVICES

Operating income at the Company's Completion & Oilfield Services group excluding one-time Weatherford merger costs, increased 16% to $54,806,000 on revenues of $218,544,000 for the second quarter of 1998. The improvement in the quarter is a result of increased sales volume in international locations coupled with reduced costs in North America. International revenues increased by approximately $20 million from the 1997 period most notably in Europe and North Africa. The Company currently expects that, even under existing industry conditions, international volumes will remain consistent for the balance of the year. While North American revenues declined by approximately $5 million from 1997 to 1998, margins remained unchanged due to the impact of cost reduction programs initiated during the second quarter of 1998. The Company currently expects that North American costs should continue to decline over the balance of the year as cost reduction programs take hold.

ARTIFICIAL LIFT SYSTEMS

Operating income at the Company's Artificial Lift Systems group excluding one-time Weatherford merger costs, increased 62% to $14,261,000 on revenues of $137,591,000 for the second quarter of 1998 compared to $8,787,000 on revenues of $92,156,000 for the same period last year. The increase in revenues and operating income is primarily due to the impact of second-half 1997 acquisitions and strong growth in gas compression revenues, offset by reduced activity primarily in North American oil markets. The Company has been aggressively reducing costs in its North American operations since the beginning of the year. The cost reductions are a result of lower activity in certain markets, as well as planned reductions arising out of the consolidation of previously acquired businesses.

DRILLING PRODUCTS

Operating income at the Company's Drilling Products group excluding one-time Weatherford merger costs, increased 69% to $44,967,000 on revenues of $174,698,000 for the second quarter of 1998 from $26,671,000 on revenues of $150,779,000 for the second quarter of 1997. Drill stem revenues increased 39% and drill pipe shipments were approximately 2.9 million feet in the current quarter. The Company expects that shipments of drill pipe in the third and fourth quarter of this year will be consistent with those of the second quarter. The backlog for drill stem products at June 30, 1998 was approximately $325 million, virtually unchanged from March 31, 1998 levels. Premium tubular and subsea equipment revenues were flat from last year's second quarter as inventory adjustments among premium distributors offset subsea equipment revenue increases. For the balance of 1998, the Company currently expects that premium tubular revenues should increase modestly from second quarter levels. The subsea equipment business continues to experience strong growth. Based upon existing backlog and new business inquiries, the Company has recently committed to additional subsea manufacturing capacity in Europe and the Far East. The new capacity is expected online by the middle of 1999.

MERGER COSTS

The merger related costs of $120,000,000 relate to transaction costs, product line rationalization, facility closures, employee severance and other costs associated with the combination of EVI, Inc. and Weatherford Enterra, Inc. After giving effect to these costs, EVI Weatherford recorded a quarterly operating loss and net loss of $13,123,000 and $14,891,000 or ($0.15) per diluted share, respectively.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, EVI Weatherford's prospects and development for its operations and the integration of recent acquisitions, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in EVI Weatherford's

Annual, Quarterly and Current Reports filed with the Securities and Exchange Commission, include the impact of recent declines in the worldwide price of oil and drilling activity on the demand and pricing of EVI Weatherford's products, the ability to achieve the anticipated synergies and savings from the merger with Weatherford, worldwide economic conditions, including Asia, and changing market conditions. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

EVI Weatherford is an international provider of engineered products and specialized services to the drilling, completion and production sectors of the oil and gas industry.

Contact:
Don Galletly
Vice President
(713) 297-8466

                              EVI WEATHERFORD, INC.
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                       (In 000's Except Per Share Amounts)



                                               Three Months Ended                 Six Months Ended
                                                    June 30,                         June 30,
                                           --------------------------      --------------------------
                                              1998            1997             1998            1997
                                           ---------      -----------      -----------      ---------
 Net Revenues:
      Completion and Oilfield Services     $ 218,544      $   202,750      $   448,306      $ 393,919
      Artificial Lift Systems                137,591           92,156          290,444        179,861
      Drilling Products                      174,698          150,779          365,543        268,082
      Divestitures                                --           31,314               --         66,390
                                           ---------      -----------      -----------      ---------
                                             530,833          476,999        1,104,293        908,252
                                           ---------      -----------      -----------      ---------

 Operating Income:
      Completion and Oilfield Services        54,806           47,102          111,343         90,210
      Artificial Lift Systems                 14,261            8,787           30,850         17,407
      Drilling Products                       44,967           26,671           90,669         47,962
      Divestitures                                --            1,346               --          3,879
      Corporate Expenses                      (7,157)          (8,201)         (15,385)       (16,765)
      Merger-Related Costs (1)              (120,000)              --         (120,000)            --
                                           ---------      -----------      -----------      ---------
                                             (13,123)          75,705           97,477        142,693

 Other Income (Expense):
      Other, Net                               3,961            5,260            3,334          7,438
      Interest Expense                       (13,748)         (10,603)         (25,759)       (21,148)
                                           ---------      -----------      -----------      ---------
 Income Before Income Taxes                  (22,910)          70,362           75,052        128,983
 Provision (Benefit) For Income Taxes         (8,019)          24,621           28,800         45,339
                                           ---------      -----------      -----------      ---------
 Net Income                                $ (14,891)     $    45,741      $    46,252      $  83,644
                                           =========      ===========      ===========      =========

 Earnings Per Share:
      Basic                                $   (0.15)     $      0.48      $      0.48      $    0.88
                                           =========      ===========      ===========      =========
      Diluted                              $   (0.15)     $      0.47      $      0.47      $    0.86
                                           =========      ===========      ===========      =========

 Weighted Average Shares Outstanding:
      Basic                                   96,771           95,462           96,766         95,382
                                           =========      ===========      ===========      =========
      Diluted                                 96,771           96,941           97,618         96,823
                                           =========      ===========      ===========      =========

 Depreciation and Amortization:
      Completion and Oilfield Services     $  22,422      $    20,981      $    45,044      $  41,754
      Artificial Lift Systems                 10,641            7,563           21,663         14,643
      Drilling Products                        7,861            5,943           15,493         10,657
      Divestitures                                --              625               --          1,441
      Corporate                                  663              632            1,327          1,272
                                           ---------      -----------      -----------      ---------
                                           $  41,587      $    35,744      $    83,527      $  69,767
                                           =========      ===========      ===========      =========


(1) A majority of these costs relate to parent company expenses and have not been allocated to the segments.